DRAFT 2/13/13

_________________, 2013

Allianz Variable Insurance Products Fund of Funds Trust 5701 Golden Hills Drive Minneapolis, MN 55416-1297

Ladies and Gentlemen:

We have acted as counsel to the Allianz Variable Insurance Products Fund of Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of four of its series in connection with sales of all of the assets of the: (a) AZL MVP Fusion Balanced Fund (an “Acquired Fund”) to the AZL Fusion Balanced Fund (an “Acquiring Fund”); and (b) AZL MVP Fusion Moderate Fund (an “Acquired Fund”) to the AZL Fusion Moderate Fund (an “Acquiring Fund”) (the two Acquired Funds are collectively referred to as the “Acquired Funds,” and the two Acquiring Funds are collectively referred to as the “Acquiring Funds”), in connection with the Registration Statement on Form N-14 (the “Registration Statement”) relating to the sale by the Trust of all of the assets of each of the Acquired Funds, to the applicable Acquiring Funds, in connection with the Agreement and Plan of Reorganization dated as of April __, 2013, by and among the Trust, on behalf of each of the Acquired Funds, and the Trust, on behalf of each of the Acquiring Funds (the “Agreement”).  All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Proxy Statement/Prospectus dated _________, 2013 or the Agreement, as the case may be.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinion set forth below, we have relied upon the representations made in the Agreement and upon certificates and certifications of officers of the Trust and of public officials.  We have also assumed that the shares will be issued and sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that upon issuance, delivery and payment for the shares as described in the Registration Statement, the shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

MJR

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